EXHIBIT 2.2

                        THE TRANSFER OF THIS AGREEMENT IS
                     SUBJECT TO CERTAIN PROVISIONS CONTAINED
                   HEREIN AND TO RESALE RESTRICTIONS UNDER THE
                     SECURITIES ACT OF 1933, AS AMENDED, AND
                        APPLICABLE STATE SECURITIES LAWS
                             STOCK OPTION AGREEMENT

     This Stock Option Agreement, dated as of June 25, 2001 (the "Agreement"), is made by and between SJNB Financial Corp., a California corporation ("Issuer"), and Greater Bay Bancorp, a California corporation ("Grantee").

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Reorganization, dated as of June 25, 2001 (the "Reorganization Agreement"), providing for, among other things, the merger of Issuer with and into Grantee (the "Merger"), with Grantee being the surviving corporation; and

     WHEREAS, as a condition and inducement to Grantee's execution of the Reorganization Agreement, Issuer has agreed to grant to Grantee the Option (as defined below).

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Reorganization Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

     1.   Defined Terms. Capitalized terms which are used but not defined herein
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shall have the meanings ascribed to such terms in the Reorganization Agreement.
As used in this Agreement, the following terms shall have the meanings indicated:

          (a) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (b) "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

          (c) "Holder" means Grantee and, to the extent Grantee has assigned its rights and obligations under this Agreement as permitted herein, any subsidiary or direct or indirect transferee of Grantee.

          (d) "Person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations thereunder.

          (e)  "Securities Act" means the Securities Act of 1933, as amended.

     2.   Grant of Option. Subject to the terms and conditions set forth herein,
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Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 757,872 shares (the "Option Shares") of common stock, no par value
("Issuer Common Stock"), of Issuer at a purchase price per Option Share of $40.00 (the "Purchase Price"), but in no event shall the number of Option Shares exceed 19.9% of the issued and outstanding shares of Issuer Common

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Stock (without giving effect to any shares subject or issued pursuant to the
Option). The Purchase Price and the number of Option Shares that may be received upon the exercise of the Option are subject to adjustment as set forth below.

     3.   Exercise of Option.
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          (a)  The Holder may exercise the Option, in whole or in part, at any time and from time to time but only following the occurrence of a Purchase Event (as defined below); provided that the Option shall terminate and be of no further force and effect upon the earliest to occur of (such earliest date the "Expiration Date"):

               (i)  the Effective Time of the Merger; or

               (ii) 15 months after the first occurrence of a Purchase Event;
or

               (iii) 15 months after the termination of the Reorganization Agreement on or following (x) the occurrence of a Preliminary Purchase Event
(as defined below) or Purchase Event, (y) a termination by Grantee pursuant to
Section 13.1(d), 13.1(i), 13.1(j) or 13.1(n) of the Reorganization Agreement, or (z) a termination by Issuer pursuant to Section 13.1(o) of the Reorganization Agreement; or

               (iv) termination of the Reorganization Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event other than (x) a termination by Grantee pursuant to
Section 13.1(d), 13.1(i), 13.1(j) or 13.1(n) of the Reorganization Agreement, or (y) a termination by Issuer pursuant to Section 13.1(o) of the Reorganization Agreement.

Notwithstanding anything to the contrary contained herein, any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, the Bank Holding Company Act of 1956, as amended.

          (b) As used herein, a "Purchase Event" means any of the following events:

               (i) The Board of Directors of Issuer shall have approved, or recommended to the Issuer's shareholders that they approve, a proposal received by Issuer from a person (other than Grantee or any subsidiary of Grantee) to effect an Acquisition Transaction (as defined below), Tender Offer (as defined below) or Exchange Offer (as defined below); or

               (ii) Issuer, without having received Grantee's prior written consent, shall have entered into an agreement with any person (other than Grantee or any subsidiary of Grantee) to effect an Acquisition Transaction; or

               (iii) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of twenty-five percent (25%) or more of the then outstanding shares of Issuer Common Stock.

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As used herein, the term "Acquisition Transaction" shall mean (A) a merger, consolidation, share exchange or other business combination involving Issuer or any of its subsidiaries (other than internal mergers, reorganizations, consolidations or dissolutions involving only Issuer and/or existing subsidiaries and other than a merger, consolidation, share exchange or other business combination in which the common shareholders of Issuer immediately prior thereto in the aggregate own at least sixty-six and two-thirds percent (66 2/3%) of the common stock of the surviving or successor corporation immediately after the consummation thereof), (B) the disposition, by sale, lease, exchange, mortgage, pledge, transfer or otherwise, of twenty (25%) or more of the consolidated assets or deposit liabilities of Issuer and its subsidiaries, (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction), other than by Issuer or its subsidiaries, of securities representing twenty-five percent (25%) or more of the voting power of Issuer or any of its subsidiaries or (D) a tender offer or exchange offer for at least twenty-five percent (25%) of the outstanding shares of Issuer Common Stock.

          (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

               (i) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership of, or the right to acquire beneficial ownership of, or any "group" (as defined under the Exchange Act and the rules and regulations thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, fifteen percent (15%) or more of the then outstanding shares of Issuer Common Stock; or

               (ii) any person (other than Grantee or any subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control fifteen percent (15%) or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer", respectively); or

               (iii) Issuer, without having received Grantee's prior written consent, shall have entered into an agreement with any person (other than Grantee or any subsidiary of Grantee) with respect to, or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept, a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction), other than by Issuer or its subsidiaries, representing fifteen percent (15%) or more of the voting power of Issuer or any of its subsidiaries; or

               (iv) any person (other than Grantee or any subsidiary of Grantee) shall have filed an application or notice with the Federal Reserve Board or other federal or state regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction; or

               (v) the holders of Issuer Common Stock shall not have approved the Reorganization Agreement at the meeting of such shareholders held for the purpose of voting on

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the Reorganization Agreement, such meeting shall not have been held or shall have been canceled prior to termination of the Reorganization Agreement, or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Reorganization Agreement, in each case after it shall have been publicly announced that any person (other than Grantee or any subsidiary of Grantee) shall have (A) made or disclosed an intention to make a proposal to engage in an Acquisition Transaction or (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer.

          (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Purchase Event or Preliminary Purchase Event; provided, however, such notice shall not be a condition to the right of the Holder to exercise the Option.

          (e) In the event Holder wishes to exercise the Option, it shall send to Issuer a written notice (dated the date on which it is sent to Issuer, which date is referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a date not earlier than three (3) business days nor later than fifteen (15) business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). The Closing shall be held at the Issuer's principal office or at such other place as Issuer and Holder may agree. If prior notification to or approval of the Federal Reserve Board or any other regulatory authority is required as a condition precedent to such purchase, then (A) Holder shall promptly file and process the required notice or application for approval; (B) Issuer shall cooperate with Holder (at Holder's expense) in the filing of the required notice or application for approval and the obtaining of any such approval; and (C) the Closing Date shall be subject to extension for such period of time, not to exceed six (6) months, as may be necessary to permit the Holder to submit such filing to, and, if necessary, to obtain such approval from, the Federal Reserve Board or other applicable regulatory authority; provided, however, that the notice of Option exercise and such governmental filing must be made, and the Notice Date must be, no later than the date on which the Option would otherwise terminate. Any exercise of the Option shall be deemed to have occurred on the Notice Date.

     4.   Payment and Delivery of Certificates.
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          (a)  On each Closing Date, Holder shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 13(g) hereof.

          (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in
Section 4(a), (i) Issuer shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder; and (ii) Holder shall deliver to Issuer a letter agreeing that Holder shall not offer to sell or otherwise dispose of such

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Option Shares in violation of the provisions of this Agreement or applicable state and federal securities laws.

          (c) Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

     THE SECURITIES EVIDENCED BY THIS CERT1FICATE HAVE NOT BEEN REGISTERED
     UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR QUALIFIED OR REGISTERED UNDER THE SECURITIES LAWS OF ANY STATE. THEY MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND UNTIL THEY HAVE BEEN QUALIFIED OR REGISTERED UNDER APPLICABLE STATE SECURITIES LAWS, UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES, REASONABLY SATISFACTORY TO THE ISSUER, STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS ALSO SUBJECT TO RESALE RESTRICTIONS, AND THE SECURITIES ARE SUBJECT TO A PURCHASE OPTION BY THE ISSUER, ARISING UNDER THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF JUNE 25, 2001, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICE OF THE SECRETARY OF THE ISSUER.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act or applicable state securities laws.

     5.   Representations and Warranties and Covenants of Issuer. Issuer hereby
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represents and warrants to Grantee as follows:

          (a)  Due Authorization. Issuer has all requisite corporate power and
               -----------------
authority to enter into this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer and constitutes a binding agreement of Issuer enforceable against Issuer in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally or by equitable principles, whether such enforcement is sought in law or equity.

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          (b)  Authorized Stock. Issuer has taken all necessary corporate
               ----------------
action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Holder to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Issuer.

          (c)  No Conflict. The execution and delivery by Issuer of this
               -----------
Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with Issuer's Articles of Incorporation or Bylaws, or any statute, regulation, judgment, order, writ, decree or injunction applicable to Issuer (other than as may be effected by Grantee's ownership of Issuer Common Stock exceeding certain limits set forth by statute or regulation) or its properties or assets and do not and will not violate, conflict with, result in a breach of, constitute a default (or an event which with due notice and/or lapse of time would constitute a default) under, result in a termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Issuer under the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, or loan agreement or other agreement, instrument or obligation to which Issuer is a party, or by which Issuer or any of its properties or assets may be bound or affected.

          (d)  Observance of Covenants. Issuer agrees that it will not, by
               -----------------------
amendment of its Articles of Incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid, or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer.

          (e)  Compliance. Issuer shall promptly take all action as may from
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time to time be required (including, complying with all premerger notification, reporting and waiting period requirements of any federal or state regulatory authority, as necessary, before the Option may be exercised, and cooperating fully with Holder (at Holder's expense) in preparing such applications or notices and providing such information to the Federal Reserve Board, the Office of the Comptroller of the Currency or any other regulatory authority as they may require) in order to permit Grantee to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto, and to protect the rights of Grantee against dilution.

     6.   Representations and Warranties of Grantee. Grantee hereby represents
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and warrants to Issuer that this Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act and applicable state securities laws, and otherwise in accordance with the requirements of this Agreement.

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     7.   Adjustment Upon Changes in Capitalization, etc.
          -----------------------------------------------

          (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the documentation pertaining to such transaction so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (whether upon exercise of stock options or otherwise but excluding any issuance pursuant to an event described in the first sentence of this Section 7(a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, such number of shares, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option (with any fractional share being rounded up to the next full share). Issuer agrees that in no event shall the number of shares of Issuer Common Stock issued after the date of this Agreement pursuant to the preceding sentence, together with the number of shares of Issuer Common Stock subject to the Option, adjusted as aforesaid, exceed the number of available authorized but unissued and unreserved shares of Issuer Common Stock. Nothing contained in this
Section 7(a) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Reorganization Agreement.

          (b) In the event that Issuer shall, prior to the occurrence of an event set forth in Section 3(a) terminating the Holder's right to exercise the Option, enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its consolidated assets or deposit liabilities to any person other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (A) the Acquiring Corporation (as defined below), (B) any person that controls the Acquiring Corporation, (such person being referred to as the "Substitute Option Issuer"), or (C) in the case of a merger described in clause (ii), Issuer.

          (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The

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Substitute Option Issuer shall also enter into an agreement with the then holder or holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purposes to the provisions of this Agreement), which shall be applicable to the Substitute Option.

          (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as is hereinafter defined) as is equal to the Assigned Value (as is hereinafter defined) multiplied by the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as is hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.

          (e) As used herein, the following terms have the meanings indicated:

               (i) "Acquiring Corporation" shall mean (A) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (B) Issuer in a merger in which Issuer is the continuing or surviving person, and (C) the transferee of all or any substantial part of the Issuer's assets (or the assets of its subsidiaries).

               (ii) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

               (iii) "Assigned Value" shall mean the highest of (A) the price per share of the Issuer Common Stock at which a Tender Offer or Exchange Offer therefor has been made by any person (other than Grantee or a subsidiary of Grantee), (B) the price per share of the Issuer Common Stock to be paid by any person (other than Grantee or a subsidiary of Grantee) pursuant to an agreement with Issuer, and (C) the highest closing price per share of Issuer Common Stock as quoted on The Nasdaq Stock Market (or if Common Stock is not quoted on The Nasdaq Stock Market, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee and reasonably acceptable to Issuer) within the six-month period immediately preceding the agreement governing the transaction described in Section 7(b) which gave rise to the Substitute Option; provided, however, that in the event of a sale of less than all of Issuer's consolidated assets or deposit liabilities, the Assigned Value shall be the sum of the price paid in such sale for such assets or deposit liabilities and the current market value of the remaining consolidated net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder (or by a majority in interest of the Holders if there shall be more than one Holder (a "Holder Majority")) and reasonably acceptable to Issuer, divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. In the event that an exchange offer is made for the Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Issuer Common Stock shall be determined by a nationally recognized investment banking firm selected by Holder (or a Holder Majority) and reasonably acceptable to Issuer.

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               (iv) "Average Price" shall mean the average closing price of the
Substitute Common Stock for the one year immediately preceding the effective date of the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls or is controlled by such merging person, as Holder may elect.

          (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option (with any fractional share being rounded up to the next full share). In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock but for this clause (f), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). The difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee and reasonably acceptable to the Substitute Option Issuer, whose determination shall be conclusive and binding on the parties.

          (g) Issuer shall not enter into any transaction described in subsection (b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value than other shares of common stock issued by the Substitute Option Issuer).

          (h) At the written request of Holder delivered to the Substitute Option Issuer prior to the occurrence of an event set forth in Section 3(a) above terminating the Substitute Option, the Substitute Option Issuer shall repurchase from Holder (i) the Substitute Option and/or (ii) all Substitute Common Stock theretofore purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this Section 7(h) is referred to as the "Substitute Option Request Date." Such repurchase shall be at an aggregate price (the "Substitute Option Repurchase Consideration") equal to the sum of (A) the excess, if any, of
(1) the Highest Closing Price (as defined below) for each share of Substitute Common Stock over (2) the Substitute Purchase Price per share of Substitute Common Stock, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised and as to which Holder has exercised its repurchase right hereunder, plus (B) the Highest Closing Price for each share of Substitute Common Stock, multiplied by the number of shares of Substitute Common Stock previously acquired by Holder upon exercise of the Option or Substitute Option and as to which Holder has exercised its repurchase right hereunder. The term "Highest Closing Price" shall mean the highest closing price per share of Substitute Common Stock on the Nasdaq National Market (or, if Substitute Common Stock is not quoted on The Nasdaq Stock Market, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee and reasonably

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acceptable to Issuer) or, if such shares are not traded in a trading market or listed on an exchange, as quoted by the brokerage firms acting as market makers for the Substitute Common Stock prior to the trading or listing of the Substitute Common Stock on any national securities exchange and thereafter as reported by the principal trading market or securities exchange on which such shares are traded, during the 60 business days preceding the Substitute Option Request Date.

               (i) The provisions of Sections 8(b), 8(c), 11 and 12 shall apply, with appropriate adjustments, to any securities for which the Option becomes exercisable pursuant to this Section 7 and as applicable, references in such sections to "Issuer", "Option", "Purchase Price", "Issuer Common Stock", "Repurchase Consideration", and "Request Date" shall be deemed to be references to "Substitute Option Issuer", "Substitute Option", "Substitute Purchase Price", "Substitute Common Stock", "Substitute Option Repurchase Consideration", and "Substitute Option Request Date", respectively.

     8.   Repurchase at the Option of Grantee or Issuer.
          ---------------------------------------------

          (a)  At any time after the first occurrence of a Repurchase Event
(as defined in Section 8(e) below), at the written request of Holder delivered to Issuer prior to the occurrence of an event set forth in Section 3(a) above terminating the Option, Issuer shall repurchase from Holder (i) the Option and
(ii) all Option Shares theretofore purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this Section 8 is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Repurchase Consideration") equal to the sum of:

               (i) the aggregate Purchase Price paid by Holder for any Option Shares acquired pursuant to the Option with respect to which Holder then has beneficial ownership;

               (ii) the excess, if any, of (A) the Applicable Price (as defined below) for each Option Share over (B) the Purchase Price per Option Share (subject to adjustment pursuant to Section 7(a)), multiplied by the number of Option Shares with respect to which the Option has not been exercised; and

               (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7(a)) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Holder for each Option Share with respect to which the Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

          (b) If Holder exercises its rights under this Section 8, Issuer shall, within ten (10) business days after the Request Date, pay the Repurchase Consideration to Holder in immediately available funds, and Holder shall surrender to Issuer the Option and the certificates evidencing the Option Shares purchased thereunder with respect to which Holder then has beneficial ownership and has designated to be repurchased, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever.

          (c) Notwithstanding the provisions hereof to the contrary, to the extent that Issuer is prohibited under applicable law, regulation or administrative policy from repurchasing all or any portion of the Option or Option Shares, then (i) Issuer shall promptly give notice of such fact to Holder; (ii) Issuer shall, from time to time subject to the last sentence of this Section 8(c), deliver to Holder that portion of the Repurchase Consideration that it is not then so prohibited from paying; (iii) at Holder's request, Issuer shall promptly file any required notice or application for approval and expeditiously process the same. After Holder's receipt of such notice from Issuer, Issuer shall not be in breach of its repurchase obligation hereunder to the extent it is or remains, despite reasonable efforts to obtain any required approvals, legally prohibited from repurchasing the Option or Option Shares. Holder shall have the right (A) to revoke its request for repurchase with respect to the portion of the Option or Option Shares that Issuer is prohibited from repurchasing, (B) to require Issuer to deliver to Holder the Option and/or Option Shares Issuer is prohibited from repurchasing, and (C) to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the number of such Option Shares in respect of which the Repurchase Consideration has been lawfully paid. Notwithstanding anything herein to the contrary, Issuer shall not be obligated to repurchase all or any part of the Option or Option Shares pursuant to more than one written request from Holder, except that Issuer shall be obligated to repurchase, pursuant to more than one written request, any Option or Option Shares in the event that Holder (1) has revoked its request for repurchase in accordance with the provisions of this Section 8 prior to the occurrence of an event set forth in Section 3(a) terminating the Holder's right to exercise the Option and (2) has delivered, prior to such event, a new written notice requesting a repurchase. If an event set forth in Section 3(a) terminating the Holder's right to exercise the Option occurs prior to, or is scheduled to occur within, 60 days after the date of the notice by Issuer described in clause 8(c)(i) above, then, notwithstanding the occurrence of such terminating event, Holder shall have the right to receive the Repurchase Consideration to the extent Issuer is or becomes, within a 60 day period from the date of such notice by Issuer, legally permitted to repurchase. Except as set forth in the preceding sentence, Holder's repurchase rights under this Agreement shall terminate concurrently with the termination of Holder's right to exercise the Option, pursuant to Section 3(a).

          (d) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(e)(i), (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii), or (iii) the highest bid price per share of Issuer Common Stock on The Nasdaq Stock Market or other principal trading market or securities exchange on which such shares are traded as reported by a recognized source selected by Holder during the 20 trading days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets or deposit liabilities and the current market value of the remaining consolidated net assets of Issuer as determined by a nationally recognized investment banking firm selected by Holder (or the Holder Majority) and reasonably acceptable to Issuer, divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by

Holder (or the Holder Majority) and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

          (e) As used herein, a "Repurchase Event" shall occur if (i) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, fifty percent (50%) or more of the then outstanding shares of Issuer Common Stock or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) shall be consummated.

          (f) At any time following the exercise of the Option by the Grantee, the Issuer or its designee shall have the right, upon five business days written notice to the Grantee, to purchase for cash all of the outstanding Option Shares received by the Grantee pursuant to this Agreement. The aggregate purchase price for such Option Shares shall be equal to the amount required to provide Grantee with a Total Profit of $6,000,000. At the closing of any purchase pursuant to this paragraph (f), the Issuer shall make payment by wire transfer to the Grantee of the aggregate purchase price for the Option Shares to be purchased and the Grantee shall deliver to the Issuer the certificate representing the purchased Option Shares. Notwithstanding anything to the contrary stated in this Section 8(f), Issuer shall not be entitled to exercise the right to purchase the Option Shares and Grantee shall not be required to sell the Option Shares pursuant to this Section 8(f) if Grantee determines, in its sole discretion, that consummation of the purchase and sale contemplated by this Section 8(f) would subject Grantee to liability under Section 16(b) of the Exchange Act.

     9.   Registration Rights.
          -------------------

          (a)  Demand Registration Rights. For two years after the exercise of
               --------------------------
the Option, Issuer shall, subject to the conditions of Section 9(c) below, if requested by any Holder, including Grantee and any permitted transferee ("Selling Shareholder"), after exercise of the Option and prior to an Expiration Date, expeditiously prepare and file, a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to the Selling Shareholder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Selling Shareholder in such request, including without limitation a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its commercially reasonable efforts to qualify such shares or other securities for sale under any applicable state securities laws. Issuer shall not be obligated to effect more than one (1) registration pursuant to this Section 9(a).

          (b)  Additional Registration Rights. For two years after the
               ------------------------------
exercise of the Option, if Issuer at any time after the exercise of the Option proposes to register any shares of Issuer Common Stock under the Securities Act in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to the Holders of its intention to do so and, upon the written request of any Holder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by the Holder), Issuer will cause all such shares for which a Holder requests participation in such registration, to be so registered and included in such underwritten public offering; provided, however, that Issuer may elect to not cause all of such shares to be so registered (i) if the managing underwriter imposes a limitation on the number of shares of Issuer Common Stock that may be included in the registration because, in such underwriter's judgment, such limitation would be necessary to effect an orderly public distribution, then Issuer will be obligated to include only such limited portion, if any, of the Issuer Common Stock with respect to which the Holders have requested inclusion hereunder, or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4 of the Securities Act or any successor form, in which case Issuer shall not be required to include any of Holder's shares in the registration; provided, further, however, that an election pursuant to (i) may be only made one time. If some but not all the shares of Issuer Common Stock, with respect to which Issuer shall have received requests for registration pursuant to this Section 9(b), shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among the Holders desiring to register their shares pro rata in the proportion that the number of shares requested to be registered by each such Holder bears to the total number of shares requested to be registered by all such Holders then desiring to have Issuer Common Stock registered for sale. Issuer shall not be obligated to effect more than one (1) registration pursuant to this Section 9(b).

          (c)  Conditions to Required Registration. Issuer shall use
               -----------------------------------
commercially reasonable efforts to cause each registration statement referred to in Section 9(a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective; provided, however, that Issuer may delay any registration of Option Shares required pursuant to Section 9(a) above for a period not exceeding 180 days if Issuer determines, in the good faith exercise of its reasonable business judgment, that such registration and offering could adversely effect or interfere with bona fide financing plans of Issuer or would require disclosure of information, the premature disclosure of which could adversely affect Issuer or any transaction under active consideration by Issuer. Notwithstanding anything to the contrary stated herein, Issuer shall not be required to register Option Shares under the Securities Act pursuant to Section 9(a) above:

               (i)  on more than one occasion during any calendar year;

               (ii) within 180 days after the effective date of a registration referred to in Section 9(b) above pursuant to which the Holders concerned were afforded the opportunity to register or qualify such shares under the Securities Act and such shares were registered or qualified as requested, and

               (iii) unless a request therefor is made to Issuer by Holders that hold at least 25% or more of the aggregate number of Option Shares (including shares of Issuer Common Stock issuable upon exercise of the Option) then outstanding.

In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of six months from the effective date of such registration statement. Issuer shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares; provided, however, that Issuer shall not be required to consent to the general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

          (d)  Expenses. Except where applicable state law prohibits such
               --------
payments, Issuer will pay the costs of such registration or qualification expenses, including without limitation registration fees, qualification fees, blue sky fees and expenses, Issuer's legal expenses, costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions, and the reasonable fees and expenses of any necessary special experts in connection with each registration pursuant to Section 9(a) or (b) above (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications, or exemptions pursuant to Section 9(a) or 9(b) above.

          (e)  Indemnification. In connection with any registration under
               ---------------
Section 9(a) or 9(b) above, Issuer hereby indemnifies the Selling Shareholders, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such indemnified party or any underwriter expressly for use therein, and Issuer and each officer, director and controlling person of Issuer shall be indemnified by such Selling Shareholders, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such holder or such underwriter, as the case may be, expressly for such use.

     Promptly upon receipt by a party indemnified under this Section 9(e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 9(e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this
Section 9(e). In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnified party that may be contrary to the interest of the indemnifying party. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

     If the indemnification provided for in this Section 9(e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, the Selling Shareholders and the underwriters from the offering of the securities and also the relative fault of Issuer, the Selling Shareholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim, provided, however, that in no case shall any Selling Shareholder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.

     In connection with any registration pursuant to Section 9(a) or 9(b) above, Issuer and each Selling Shareholder (other than Grantee) shall enter into an agreement containing the indemnification provisions of this Section 9(e).

          (f)  Miscellaneous Reporting. Issuer shall comply with all reporting
               -----------------------
requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Selling Shareholders thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time. Issuer shall at its expense provide the Selling Shareholders with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of any stock exchange.

     10.  Listing. If Issuer Common Stock or any other securities to be acquired
          -------
upon exercise of the Option are not then authorized for quotation on The Nasdaq Stock Market or any securities exchange, Issuer, upon the request of Holder, will promptly file an application to authorize for quotation the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on The Nasdaq Stock Market and will use its commercially reasonableb efforts to obtain approval of such listing as soon as practicable.

     11.  Division of Option. This Agreement (and the Option granted hereby) are
          ------------------
exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer for other agreements providing for other options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "other agreements" and "other options" as used in the preceding sentence mean any other agreements and related options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     12.  Limitation on Total Profit and Notional Total Profit.
          ----------------------------------------------------

          (a) Notwithstanding anything to the contrary contained herein, in no event shall Grantee's Total Profit (as defined below in Section 12(c) hereof) exceed $6,000,000 and, if it otherwise would exceed such amount, Grantee, at its sole election, shall either (i) reduce the number of shares of Issuer common stock subject to the Option, (ii) pay cash to Issuer, or (iii) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed $6,000,000 after taking into account the foregoing actions.

          (b) Notwithstanding anything to the contrary contained herein, the Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below in Section 12(d) hereof) of more than $6,000,000; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date on which the Notional Total Profit would be less than $6,000,000.

          (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 8 hereof, (ii) (x) the amount received by Grantee or any affiliate of Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 8 hereof, less (y) Grantee's or any affiliate of Grantee's purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee or any affiliate of Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares shall be converted or exchanged) to any unaffiliated party, less (y) Grantee's or any affiliate of Grantee's purchase price of such Option Shares, (iv) any equivalent amounts with respect to the Substitute Option, and (v) amounts received by Grantee pursuant to Sections 13.1(o) or 14.1 of the Reorganization Agreement.

          (d) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee or any affiliate of Grantee may propose to exercise the

Option shall be the Total Profit determined as of the date of such proposed exercise assuming that the Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee or any affiliate of Grantee as of such date, were sold for cash at the closing market price for the Issuer Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

          (e) Grantee agrees, promptly following any exercise of all or any portion of the Option, and subject to its rights under Section 8 hereof, to use and cause any wholly owned Subsidiary of Grantee to use commercially reasonable efforts promptly to maximize the value of Option Shares purchased taking into account market conditions, the number of Option Shares, the potential negative impact of substantial sales on the market price for Issuer Common stock, and the availability of an effective registration statement to permit public sale of Option Shares.

     13.  Miscellaneous.
          -------------

          (a)  Expenses. Except as otherwise provided in Section 9 or
               --------
elsewhere herein, each of the parties hereto and any Holder shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including, without limitation, fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          (b)  Waiver and Amendment. Any provision of this Agreement may be
               --------------------
waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          (c)  Entire Agreement; No Third-Party Beneficiary. This Agreement,
               --------------------------------------------
together with the Reorganization Agreement and the other documents and instruments referred to herein and therein (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto, and their respective successors and assigns, any rights or remedies hereunder, except as expressly provided in this Agreement.

          (d)  Severability. If any term, provision, covenant or restriction
               ------------
of this Agreement is held by a court or a federal or state regulatory authority of competent jurisdiction to be invalid, void or unenforceable, such invalid, void or unenforceable term, provision, covenant or restriction shall, if it is so susceptible, be deemed modified to the minimum extent necessary to render the same valid and enforceable and, in all events, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Without limiting the foregoing, if for any reason such court or regulatory authority determines that Holder may not legally acquire, or Issuer may not legally repurchase, the full number of shares of Issuer Common Stock as provided in Sections 3 and 8 (as adjusted pursuant to Section 7), it is the express intention of Issuer to allow Holder to acquire or to require Issuer to repurchase the maximum number of shares as may be legally permissible without any amendment or modification hereof.

          (e)  Governing Law. This Agreement shall be governed and construed
               -------------
in accordance with the laws of the State of California without regard to any applicable conflicts of law rules.

          (f)  Descriptive Headings. The descriptive headings contained herein
               --------------------
are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          (g)  Notices. All notices, requests, claims, demands and other
               -------
communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by personal delivery, by telecopy (provided that copy is concurrently sent by first class U.S. mail, postage prepaid), or by mail (registered or certified mail, postage prepaid, return receipt requested) to the parties as follows:

               To Grantee:         Greater Bay Bancorp
                                   2860 West Bayshore Road
                                   Palo Alto, California 94303
                                   Attention: Steven C. Smith
                                   Facsimile Number: (415) 494-9220

           With a copy to:         Greater Bay Bancorp
                                   400 Emerson Street, 3rd Floor
                                   Palo Alto, California 94301
                                   Attention: Linda M. Iannone, Esq.
                                   Facsimile Number: (650) 473-9419

                To Issuer:         SJNB Financial Corp.
                                   One North Market Street
                                   San Jose, California 95113
                                   Attention: James R. Kenny
                                   Facsimile Number: (408) 298-5657

           With a copy to:         Pillsbury Winthrop LLP
                                   50 Fremont Street
                                   San Francisco, California 94105
                                   Attention: Rodney R. Peck, Esq.
                                              Patricia F. Young, Esq.
                                   Facsimile Number: (415) 983-1200

or to such other address as a party may have furnished to the others in writing in accordance with this paragraph, except that notices of change of address shall only be effective upon receipt. Any notice, demand or other communication given pursuant to the provisions of this Section 11(g) shall be deemed to have been given on the date actually delivered or on the third day following the date mailed, whichever first occurs.

          (h)  Counterparts. This Agreement and any amendments hereto may be
               ------------
executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

          (i)  Assignment. Neither this Agreement nor any of the rights,
               ----------
interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly-owned subsidiary of Grantee and at any time after a Purchase Event occurs, Holder may assign or transfer its rights and obligations hereunder, in whole or in part, to any Person or Persons, subject to compliance with applicable laws. In order to effectuate the foregoing, Grantee shall be entitled to surrender this Agreement to Issuer in exchange for two or more Agreements entitling the holders thereof to purchase in the aggregate the same number of shares of Common Stock as may be purchasable hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

          (j)  Further Assurances. In the event of any exercise of the Option
               ------------------
by Holder, Issuer and Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

          (k)  Specific Performance. The parties hereto agree that this
               --------------------
Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

GREATER BAY BANCORP                        SJNB FINANCIAL CORP.


By:  /s/ David L. Kalkbrenner              By:   /s/ James R. Kenny
     ------------------------                    --------------------
      David L. Kalkbrenner                       James R. Kenny
      President and Chief                        President and Chief
      Executive Officer                          Executive Officer